Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

October 9, 2012

SEARS HOLDINGS CORPORATION ANNOUNCES EXPIRATION OF RIGHTS OFFERING TO

EFFECT SEPARATION OF SEARS HOMETOWN AND OUTLET BUSINESSES

HOFFMAN ESTATES, Ill – October 9, 2012. Sears Holdings Corporation (NASDAQ: SHLD) today announced that the subscription period of its previously announced rights offering to effect the separation of Sears Hometown and Outlet Stores, Inc. (“Sears Hometown”) from Sears Holdings expired at 5:00 p.m., New York City time, on October 8, 2012. Sears Holdings previously announced that the rights offering would expire on October 8, 2012, unless extended by Sears Holdings’ Board of Directors.

Preliminary results indicate that over 95% of the outstanding shares of common stock of Sears Hometown, par value $0.01 per share (the “Common Stock”) were subscribed for pursuant to the exercise of basic subscription rights by holders of the subscription rights. In addition, holders of subscription rights who exercised their basic subscription rights in full requested to purchase a number of additional shares of Common Stock pursuant to the over-subscription privilege such that the rights offering is expected to be fully subscribed. Accordingly, Sears Holdings expects to distribute a total of 23,100,000 shares of Common Stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full, including pursuant to the exercise of the over-subscription privilege.

Based on these preliminary results, Sears Holdings estimates that it will receive aggregate gross proceeds from the rights offering of approximately $346.5 million dollars. As part of the separation transactions, Sears Hometown will enter into an asset-based senior secured revolving credit facility with a group of financial institutions to provide (subject to availability under a borrowing base) for aggregate maximum borrowings of $250 million. Sears Hometown plans to draw $100 million under this facility to pay a cash dividend to Sears Holdings prior to its separation from Sears Holdings, which will constitute a portion of the $446.5 million in anticipated gross proceeds to Sears Holdings from the separation transactions.

Subscription rights that were not properly exercised by 5:00 p.m., New York City time, on October 8, 2012 have expired and are no longer exercisable.

The results of the rights offering and Sears Holdings’ estimates regarding the number of shares to be issued and the gross proceeds to be received by Sears Holdings are preliminary and subject to finalization and verification by the subscription agent, Computershare, Inc. Sears Holdings expects Computershare, Inc. to finish tabulating the results on or about October 9, 2012.

Sears Holdings expects that on October 11, 2012, after the subscription agent has effected all allocations and adjustments contemplated by the terms of the rights offering, the rights offering will be completed and the subscription agent will distribute, by way of direct registration in book-entry form, the shares of Common Stock to holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full. No physical share certificates will be issued.

Sears Hometown expects that the Common Stock will begin to trade on the Nasdaq Capital Market under the symbol “SHOS” on October 12, 2012.

If you have questions about the rights offering, please contact Georgeson Inc., our information agent, by calling (866) 695-6074 (toll-free) or, if you are a bank, broker or other nominee, (212) 440-9800.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains forward-looking statements about our expectations for the separation of Sears Hometown and Outlet Stores, Inc., including the intended structure and timing of the transaction, and the amount we expect to receive as a result of the transaction. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in our accounting and other assumptions with respect to the value of Sears Hometown and Outlet Stores, Inc.; the actual valuation of Sears Hometown and Outlet Stores, Inc. by our stockholders and other third parties; the operational and financial profile of Sears Holdings Corporation or any of its businesses and Sears Hometown and Outlet Stores, Inc. after giving effect to the separation; the ability of Sears Hometown and Outlet Stores, Inc. to operate as an independent entity, including its ability to source merchandise on acceptable terms; the extent to which we are able to complete the transaction on terms that are favorable to us, on the intended timetable or at all; and other factors that impact our business and results of operations. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is one of the largest broadline retailers with over 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 15 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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